Exhibit (2)(k)(ii)

Services Agreement

This Services Agreement (the “Agreement”) is entered into and effective as of July 14, 2023 (the “Effective Date”) by and among:

1.

SS&C Technologies, Inc., a corporation incorporated in the State of Delaware (“SS&C Tech”) and SS&C GIDS, Inc., a corporation incorporated in the Commonwealth of Massachusetts (“SS&C GIDS” and collectively with SS&C Tech, (“SS&C”); and

2.	Each of the investment vehicles listed in Schedule C, severally and not jointly (each, a “Fund” and collectively, the “Funds”).

Fund(s) and Management may be referred to collectively as “Client.” SS&C and Client each may be referred to individually as a “Party” or collectively as “Parties.”

SS&C acknowledges that it shall not hold any trustee, officer or shareholder of a Fund personally liable for the payment of any obligations of the Fund, but only the assets belonging to a Fund with respect to which such obligation or claim arose, but are binding only upon the assets belonging to a Fund with respect to which the obligation or claim arose, shall be liable, except to the extent that liability resulted from the fraud or willful misconduct of a trustee, officer or shareholder.

1.	Definitions; Interpretation

1.1.	As used in this Agreement, the following terms have the following meanings:

(a) “Action” means any civil, criminal, regulatory or administrative lawsuit, claim, counterclaim, action dispute, sanction, suit, investigation, arbitration or proceeding, in each case, made by any Person (including any Government Authority).

(b) “Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person and “control” of a Person means: (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of directors or analogous governing body, management or executive officers of that Person.

(c) “Business Day” means a day other than a Saturday or Sunday on which the New York Stock Exchange is open for business.

(d) “Claim” means any Action arising out of the subject matter of, or in any way related to, this Agreement or the Services.

(e) “Client Data” means all data of Client, including data related to securities trades and other transaction data, investment returns, issue descriptions, and Market Data provided by Client and all output and derivatives thereof, necessary to enable SS&C to perform the Services, but excluding SS&C Property.

(f) “Confidential Information” means any information about Client or SS&C, including this Agreement, except for information that (i) is or becomes part of the public domain without breach of this Agreement by the receiving Party, (ii) was rightfully acquired from a third party, or is developed independently, by the receiving Party, or (iii) is generally known by Persons in the technology, securities, or financial services industries.

(g) “Data Supplier” means a supplier of Market Data.

(h) “Governing Documents” means the constitutional documents of an entity and, with respect to the Fund, all minutes of meetings of the board of directors or analogous governing body and of shareholders meetings, and any offering memorandum, subscription materials and other disclosure documents utilized by the Fund in connection with the offering of any of its securities or interests to investors, all as amended from time to time.

(i) “Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental or intergovernmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.

(j) “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

(k) “Management” means a Fund’s officers, directors, employees, and then current investment adviser and sub-advisor(s) (if any), including any officers, directors, employees or agents of the then current investment adviser and sub-advisor(s) (if applicable) who are responsible for the day-to-day operations and management of the Fund.

(l) “Market Data” means third party market and reference data, including pricing, valuation, security master, corporate action and related data.

(m) “Person” means any natural person or corporate or unincorporated entity or organization and that person’s personal representatives, successors and permitted assigns.

(n) “Services” means the services listed in Schedule A.

(o) “SS&C Associates” means SS&C and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns.

(p) “SS&C Property” means all hardware, software, source code, data, report designs, spreadsheet formulas, information gathering or reporting techniques, know-how, technology and all other property commonly referred to as intellectual property used by SS&C in connection with its performance of the Services. SS&C Property shall not include the data contained in reports or statements provided to Client or an investor in a Fund, provided that Market Data shall remain SS&C Property subject to Section 3.4.

1.2. Other capitalized terms used in this Agreement but not defined in this Section 1 shall have the meanings ascribed thereto.

1.3. Section and Schedule headings shall not affect the interpretation of this Agreement. This Agreement includes the schedules and appendices hereto. In the event of a conflict between this Agreement and such schedules or appendices, the former shall control.

1.4. Words in the singular include the plural and words in the plural include the singular. The words “including,” “includes,” “included” and “include”, when used, are deemed to be followed by the words “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of analogous import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “Law” includes applicable statutes, rules, regulations, interpretations and orders of any Government Authority.

1.5. The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Agreement, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. The Parties have mutually negotiated the terms hereof and there shall be no presumption of law relating to the interpretation of contracts against the drafter.

2.	Services and Fees

2.6. SS&C shall at all times perform its obligations with reasonable care, skill, prudence and diligence in a proper and efficient manner in consideration of the fees, expenses and related payment terms listed in the Fee Letter (as defined below). SS&C shall be under no duty or obligation to perform any service or take any action except as specifically listed in Schedule A and no other duties or obligations, including valuation related, fiduciary or analogous duties or obligations, shall be implied. Client requests to change the Services, including those necessitated by a change to the Governing Documents of Client or changes in applicable Law applicable to Client will only be binding on SS&C when they are reflected in an amendment to Schedule A.

2.7. Fund agrees to pay, the fees, charges and expenses set forth in the fee letter(s) (a “Fee Letter”), which may be amended from time to time. Each Fee Letter is incorporated by reference into this Agreement and subject to the terms of this Agreement. Payment by Fund shall not limit SS&C’s rights of recourse against Fund.

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2.8. In carrying out its duties and obligations pursuant to this Agreement, some or all Services may be delegated by SS&C to (i) one or more of its Affiliates, with the written consent of the Fund if required by applicable Law or (ii) with the written consent of Fund, which consent will not be unreasonably withheld, delayed, or conditioned, other Persons selected by SS&C, provided that such Persons are selected in good faith and with reasonable care and are monitored by SS&C. If SS&C delegates any Services, (i) such delegation shall not relieve SS&C of its duties and obligations hereunder, (ii) in respect of personal data, such delegation shall be subject to a written agreement obliging the delegate to comply with the relevant delegated duties and obligations of SS&C, and (iii) if required by applicable Law or if to a competitor of Client, SS&C will identify such agents and the Services delegated and will update Client when making any material changes in sufficient detail to provide transparency and to enable Client to object to a particular arrangement. SS&C shall be responsible for the acts and omissions of any delegate.

3.	Client Responsibilities

3.1. The management and control of each Fund is vested exclusively in its Board of Trustees and its officers, subject to the terms and provisions of each Fund’s respective Governing Documents. The Board of a Fund and its officers will make all decisions, perform all management functions relating to the operation of the Fund and authorize all transactions. Without limiting the foregoing, the officers of a Fund shall:

(a) Designate properly qualified individuals to oversee the Services and establish and maintain internal controls, including monitoring the ongoing activities of the Fund in its sole discretion.

(b) Evaluate the accuracy, and accept responsibility for the results, of the Services, review and approve all reports, analyses and records resulting from the Services and promptly inform SS&C of any errors it is in a position to identify.

(c) Provide, or cause to be provided, and accept responsibility for, valuations of Fund’s assets and liabilities in accordance with Client’s written valuation policies.

(d) Provide SS&C with timely and accurate information including trading and such Fund’s investor records, valuations and any other items required by SS&C in order to perform the Services and its duties and obligations hereunder.

3.2. The Services, including any services that involve price comparison to vendors and other sources, model or analytical pricing or any other pricing functions, are provided by SS&C as a support function to Client and do not limit or modify Client’s responsibility for determining the value of such Fund’s assets and liabilities.

3.3. Each Client is solely and exclusively responsible for ensuring that it complies with Law and its Governing Documents. It is the Fund’s responsibility to provide all final Fund Governing Documents as of the Effective Date. Client will notify SS&C in writing of any changes to its Governing Documents that may materially impact the Services and/or that affect Fund’s investment strategy, liquidity or risk profile in any material respect prior to such changes taking effect. SS&C is not responsible for monitoring Client’s compliance with (i) Law, (ii) its respective Governing Documents or (iii) any investment restrictions.

3.4. In the event that Market Data is supplied to or through SS&C Associates in connection with the Services, the Market Data is proprietary to Data Suppliers and is provided on a limited internal-use license basis. Market Data may: (i) only be used by Client in connection with the Services and (ii) not be disseminated by Client or used to populate internal systems in lieu of obtaining a data license. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice. Notwithstanding anything in this Agreement to the contrary, neither SS&C nor any Data Supplier shall be liable to Client or any other Person for any Losses with respect to Market Data, reliance by SS&C Associates or Client on Market Data or the provision of Market Data in connection with this Agreement.

3.5. Client shall promptly notify SS&C of any material Action against Fund that could reasonably impact Services or SS&C’s obligations under this Agreement.

3.6. Client shall deliver, and use its commercially reasonable efforts to procure that its agents, prime brokers, counterparties, brokers, counsel, advisors, auditors, clearing agents, and any other Persons promptly deliver, to SS&C, all Client Data and the then most current version of all material Fund Governing Documents and any agreement between such Fund and Management reasonably related to the provision of the Services hereunder upon reasonable request by SS&C. SS&C will not be required to enter any agreements with that Person in order for SS&C to provide the Services.

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3.7. SS&C Associates (i) shall be entitled, without further enquiry, for all purposes in relation to dealings with all Persons, to rely on the authenticity, completeness and accuracy of any and all information and communications of whatever nature and howsoever received by SS&C Associates in good faith, in connection with the performance of the Services and its duties and obligations hereunder and (ii) shall not be responsible or liable to any Person for any Losses arising by virtue of any such information or communication not being authentic, complete and/or accurate.

3.8. Client’s obligations are several and not joint.

3.9. Notwithstanding anything in this Agreement to the contrary, if SS&C is in doubt as to any action it should or should not take in its provision of Services, SS&C Associates may request directions, advice or instructions from Fund, or as applicable, Management, custodian or other service providers. If SS&C is in doubt as to any question of law pertaining to any action it should or should not take, Fund will make available to and SS&C Associates may request advice from counsel for any of Fund, Fund’s independent board members, its officers, or Management (including its investment adviser or sub-adviser), each at Fund’s expense.

4.	Term

4.1. The initial term of this Agreement is 3 years from the Effective Date (“Initial Term”). Thereafter, this Agreement will automatically renew for terms of 1 year each. After the Initial Term, either Party may terminate this Agreement as of a calendar quarter end upon 90 days’ written notice. In the event of the termination of this Agreement, SS&C shall provide exit assistance by promptly supplying Client Data to Client or any other party designated by Client in formats already prepared in the course of providing the Services; provided that all fees and expenses have been paid. In the event that Client wishes to retain SS&C to perform additional transition services, including providing data and reports in new formats, Client and SS&C shall agree in writing to the additional services and related fees and expenses in advance.

5.	Termination

5.1. A Party also may, by written notice to the other Party, terminate this Agreement if any of the following events occur:

(a) The other Party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 30 calendar days after the non-breaching Party gives the other Party written notice of such breach.

(b) The other Party (i) terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding, (iv) where the other Party is a Fund, becomes subject to a material Action that SS&C reasonably determines could cause SS&C reputational harm, or (v) where the other Party is Fund, material changes in Fund’s Governing Documents or the assumptions set forth in Section 1 of Fee Letter are determined by SS&C, in its reasonable discretion, to materially affect the Services or to be materially adverse to SS&C.

If any such event occurs, the termination will become effective immediately or on the date stated in the written notice of termination, which date shall not be greater than 90 calendar days after the event.

5.2. If more than one Fund is subject to this Agreement,

(a) this Agreement will terminate with respect to a particular Fund because the Fund is ceasing operations or liquidating as of cessation or liquidation, but such Fund will remain responsible for the greater of the fees payable under this Agreement with respect to such Fund through (i) the remainder of the initial term or then current successive term or (ii) 90 calendar days after termination, which fees shall be payable in a lump sum upon notice of the cessation or liquidation.

(b) Management is authorized to terminate this Agreement with respect to each Fund and to enter into the termination-related agreements and amendments on behalf of any terminated Fund contemplated by Section 5.3, in each case without any further action of the terminated Fund or any other Fund.

5.3. Upon delivery of a termination notice, subject to the receipt by SS&C of all then-due fees, charges and expenses, SS&C shall continue to provide the Services up to the effective date of the termination notice; thereafter, SS&C shall have no obligation to perform any services of any type unless and to the extent set forth in an amendment

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to Schedule A executed by SS&C. In the event of the termination of this Agreement, SS&C shall provide exit assistance by promptly supplying requested Client Data to the applicable Fund or Management entity to which the Client Data relate, or any other Person(s) designated by such entities, in formats already prepared in the course of providing the Services; provided that all fees, charges and expenses have been paid, including any minimum fees set forth in the Fee Letter for the balance of the unexpired portion of the Term. In the event that Fund or Management wishes to retain SS&C to perform additional transition or related post-termination services, including, but not limited to, providing data and reports in new formats, performing work, committing resources, or reporting deliverables after the termination date, the applicable entity and SS&C shall agree in writing to the additional services and related fees and expenses in an amendment to Schedule A and/or the Fee Letter, as appropriate.

5.4. Termination of this Agreement shall not affect: (i) any liabilities or obligations of any Party arising before such termination (including payment of fees and expenses) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise. Sections 2.2, 6, 8, 9, 10, 11, 12 and 13 of this Agreement shall survive the termination of this Agreement. To the extent any services that are Services are performed by SS&C for Client after the termination of this Agreement all of the provisions of this Agreement except Schedule A shall survive the termination of this Agreement for so long as those services are performed.

6.	Limitation of Liability and Indemnification

6.1. Notwithstanding anything in this Agreement to the contrary, SS&C Associates shall not be liable to Client for any action or inaction of any SS&C Associate except to the extent of direct Losses resulting from the (i) sole negligence, as specified in Section 6.2, or (ii) gross negligence, willful misconduct or fraud of SS&C in the performance of SS&C’s duties or obligations under this Agreement. Except with respect to the Fund’s indemnification obligations under this Section 6, in no event shall either Party be liable to the other Party for Losses that are indirect, special, incidental, consequential, punitive, exemplary, enhanced or similar (including lost profits, opportunity costs and diminution of value). Fund shall indemnify and hold harmless SS&C Associates from and against Losses (including reasonable legal fees and costs to enforce this provision) that SS&C Associates suffer, incur, or pay as a result of any third party Claim, except (i) to the extent of Losses resulting from the gross negligence, willful misconduct or fraud of SS&C Associates in the performance of SS&C’s duties or obligations under this Agreement and (ii) that SS&C is responsible for up to $250,000 of Losses resulting solely from the negligence of SS&C Associates in the performance of SS&C’s duties or obligations under this Agreement pursuant to Section 6.2. Any expenses (including reasonable legal fees and costs) incurred by SS&C Associates in defending or responding to any Claims (or in enforcing this provision) shall be paid by Fund upon the final adjudication by a court of competent jurisdiction, settlement or similar event unless it shall be determined that an SS&C Associate is not entitled to be indemnified. The maximum amount of cumulative liability of SS&C Associates to Client for Losses arising out of the subject matter of, or in any way related to, this Agreement, except to the extent of Losses resulting from the willful misconduct or fraud of SS&C in the performance of SS&C’s duties or obligations under this Agreement, shall not exceed the fees paid by Client to SS&C under this Agreement for the most recent 36 months immediately preceding the date of the event giving rise to the Claim; provided, that if a Claim arises before 36 months from the Effective Date have elapsed, the maximum amount of cumulative liability of a Party for Losses arising from such Claim will be the product resulting from multiplying the fees allocable to the calendar month in which the Claim arises by 36.

6.2. Notwithstanding Section 6.1, with respect to direct Losses of Fund that result solely from the negligence of any SS&C Associate in the performance of SS&C’s duties or obligations under Section 9 or 11 of this Agreement, SS&C shall be responsible for the first $250,000 of such Losses. Any amounts in excess thereof are subject to the provisions of Section 6.1.

6.3. Further, and notwithstanding anything herein to the contrary, with respect to “as of” adjustments, SS&C will not assume one hundred percent (100%) responsibility for losses resulting from “as ofs” due to clerical errors or misinterpretations of securityholder instructions, but SS&C will discuss with Fund, SS&C’s accepting liability for an “as of” on a case-by-case basis and may accept financial responsibility for a particular situation resulting in a financial loss to Fund where such loss is “material”, as hereinafter defined, and, under the particular facts at issue, and subject to the applicable standard of care and liability limits in the Agreement, SS&C in its discretion believes SS&C’s conduct was culpable and SS&C’s conduct is the sole cause of the loss. A loss is “material” for purposes of this Section when it results in a pricing error on a given day which is (i) greater than a negligible amount per securityholder, (ii) equals or exceeds one ($.01) full cent per share times the number of shares outstanding or (iii) equals or exceeds the product of one-half of one percent (1%) times Fund’s Net Asset Value per share times the number of shares outstanding (or, in case of (ii) or (iii), such other amounts as may be adopted by applicable accounting or regulatory

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authorities from time to time). When SS&C concludes that it should contribute to the settlement of a loss, SS&C’s responsibility will commence with that portion of the loss over $0.01 per share calculated on the basis of the total value of all shares owned by the affected portfolio (i.e., on the basis of the value of the shares of the total portfolio, including all classes of that portfolio, not just those of the affected class).

7.	Representations and Warranties

7.1.	Each Party represents and warrants to each other Party that:

(a) It is a legal entity duly created, validly existing and in good standing under the Law of the jurisdiction in which it is created, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement.

(b) Save for access to and delivery of Market Data that is dependent on Data Suppliers and may be interrupted or discontinued with or without notice, it has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and will comply in all material respects with all Law to which it may be subject, and to the best of its knowledge and belief, it is not subject to any Action that would prevent it from performing its duties and obligations under this Agreement.

(c) It has all necessary legal power and authority to enter into this Agreement, the execution of which has been duly authorized and will not violate the terms of any other agreement.

(d) The Person signing on its behalf has the authority to contractually bind it to the terms and conditions in this Agreement and that this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

7.2. The Fund represents and warrants to SS&C that Management has actual authority to provide instructions and directions on behalf of the Fund and that all such instructions and directions are consistent with the Governing Documents of the Fund and other corporate actions on behalf of the respective Fund for which it is responsible.

7.3. Each Fund represents and warrants to SS&C that (i) it is registered or required to be registered as an investment company under the U.S. Investment Company Act of 1940, as amended, and (ii) its securities are not publicly registered or required to be publicly registered in the U.S. or the EU.

7.4. SS&C represents and warrants to Client that:

(a) To its knowledge and based on commercially reasonable and ongoing diligence, i none of the software owned or licensed by SS&C and made accessible by SS&C to Fund or Management in connection with the Services contains a virus, malware or a similar defect that could reasonably be anticipated to damage, detrimentally interfere with, surreptitiously intercept, adversely affect or expropriate Client Data maintained by SS&C.

(b) It has implemented and maintains commercially reasonable business continuity policies and procedures with respect to the Services, will provide Client with a summary of its business continuity policies, will test its business continuity procedures at least annually and will provide Client with a summary of the test results upon written request.

(c) It has implemented and maintains policies and procedures that are reasonably designed to protect against unauthorized access to or use of Client Personal Data and Confidential Information maintained by SS&C.

(d) SS&C will maintain the insurance coverages as set forth in Schedule D below.

8.	Client Data

8.1. Client will provide or use commercially reasonable efforts to ensure that other Persons provide all Client Data to SS&C in an electronic format that is reasonably acceptable to SS&C (or as otherwise agreed in writing) and Client has the right to so share the data. SS&C shall not be responsible or liable for the accuracy, completeness, integrity or timeliness of any Client Data provided to SS&C by Client or any other Person. As between SS&C and Client, all Client Data shall remain the property of the applicable Client. Client Data shall not be used or disclosed by SS&C other than in connection with providing the Services and as permitted under Section 11.2.

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8.2. SS&C shall maintain, and store material Client Data used in the official books and records of Fund for a rolling period of 7 years starting from the Effective Date, or such longer period as required by applicable Law or its internal policies.

8.3. Upon termination of this Agreement, except as required by applicable Law and SS&C’s corporate recordkeeping requirements, SS&C shall promptly either return all Client Data to Client, or shall destroy all Client Data. Upon the request of Client, SS&C shall confirm in writing that all Client Data required to be returned or destroyed pursuant to this Agreement has been returned or destroyed, as applicable. Notwithstanding the foregoing, any Client Data that cannot reasonably be destroyed (such as oral communications reflecting Client Data, firm electronic mail back-up records, back-up server tapes and any similar such automated record-keeping or other retention systems), which shall remain in perpetuity subject to the confidentiality terms of Section 11 of this Agreement.

8.4. Upon reasonable written notice from Client to SS&C, Client, through its staff or agents (other than any Person that is a competitor of SS&C), and Government Authorities with jurisdiction over the Client (each a “Reviewer”) may conduct a reasonable, on-site review of the operational and technology infrastructure controls used by SS&C to provide the Services and meet SS&C’s confidentiality and information security obligations under this Agreement (a “Review”). Client shall accommodate SS&C requests to reschedule the Review based on the availability of required resources. With respect to any Review, Client shall:

(a)	Ensure that the Review is conducted in a manner that does not disrupt SS&C’s business operations.

(b)	Pay SS&C costs, including staff time at standard rates.

(c)	Comply, and ensure that Reviewers comply, with SS&C policies and procedures relating to physical, computer and network security, business continuity, safety and security.

(d)

Ensure that all Reviewers are bound by written confidentiality obligations substantially similar to, and no less protective than, those set forth in the Agreement (which Client shall provide to SS&C upon request). This does not apply to Reviewers who are Government Authorities.

(e)	Except for mandatory Reviews by Government Authorities, be limited to 1 Review per calendar year.

9.	Data Protection

9.1. From time to time and in connection with the Services, SS&C may obtain access to certain personal data from Fund, Management or from Fund investors and prospective investors. Personal data relating to Fund, Management and their respective Affiliates, members, shareholders, directors, officers, partners, employees and agents and of Fund investors or prospective investors will be processed by and on behalf of SS&C. Each Fund and Management entity consents to the transmission and processing of such data outside the jurisdiction governing this Agreement in accordance with applicable Law.

9.2. California Privacy Legislation. For the purposes of this clause the following terms shall have the following respective meanings:

(a)

“CCPA” means the California Consumer Privacy Act of 2018, California Civil Code § 1798.100 to 1798.199, effective 1 January 2020, as amended by the California Privacy Rights Act of 2020, effective 1 January 2023 and their respective implementing regulations.

(b)

“Personal Information” means personal information within the meaning of CCPA which is received or collected by SS&C from, or on behalf of, Fund or Management in connection with performing its obligations pursuant to this Agreement.

(c)	“Business”, “Business Purpose”, “Consumer”, “Sell”, “Service Provider”, “Share” and “Verifiable Consumer Request” have the meaning given in Section 1798.140 of CCPA.

9.2.1 To the extent CCPA applies to Fund or Management as Business and SS&C as Service Provider in the receipt and/or provision of Services under this Agreement, the Parties hereby agree the following:

(a)	SS&C, as a Service Provider, shall not:

(i)	Sell or Share Personal Information;

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(ii)	retain, use or disclose any Personal Information for any purpose other than:

1.	the limited and specified Business Purposes of providing the Services or performing its obligations under this Agreement; or

2.	in accordance with Fund’s or Management’s lawful instructions; or

3.	outside of the direct business relationship between SS&C and Fund or Management; or

4.	as otherwise permitted pursuant to CCPA, including the purposes described in Section 1798.145, subdivisions (a)(1) to (a)(4) of CCPA

(iii)	combine Personal Information with personal information received from or on behalf of another person, or collected from SS&C’s own interactions with individuals.

(b)	SS&C shall comply with its own applicable obligations as Service Provider under CCPA and provide the same level of privacy protection as is required by CCPA.

(c)	SS&C shall notify Fund and Management on a timely basis if at any time SS&C makes a determination that it can no longer meet its obligations under CCPA.

(d)

The Parties agree that Fund and Management may take reasonable and appropriate steps to ensure that SS&C uses Personal Information in a manner consistent with Fund’s and Management’s obligations under CCPA and, upon written notice to SS&C stop and remediate the unauthorized use of Personal Information.

(e)

SS&C shall provide Fund and Management with reasonable assistance in Fund’s and Management’s obligations to respond to Verifiable Consumers Requests in connection with a request for information or deletion by such Consumer pursuant to CCPA, including Section 1798.105(c) of CCPA, and at Fund’s or Management’s written direction, SS&C shall delete, or enable Fund and Management to delete such Personal Information, in each case taking into account the nature of the processing and the information available to SS&C, provided that SS&C shall not be required to comply with a Consumer’s request to delete the Consumer’s Personal information if it is reasonably necessary for Business of the Service Provider to maintain the Consumer’s Personal information in accordance with CCPA, including the purposes described in Section 1798.105.

(f)

Fund agrees that it shall comply at all times with its own applicable obligations as Business under CCPA. Fund agree to ensure that all relevant Consumers for whom SS&C will process Personal Information on Fund’s behalf as contemplated by this Agreement are fully informed concerning such processing, including, where relevant, the processing of such Personal Information outside the State of California and if applicable provide consent for CCPA compliance purposes.

9.3. Without prejudice to SS&C’s obligations under Section 9.1 to 9.2, SS&C shall implement and maintain (a) a written information security program which shall be reviewed by SS&C at least annually and (b) reasonable technical, administrative and physical safeguards to protect Client Data from accidental, unauthorized, or unlawful destruction, loss, alteration, disclosure, or access, which safeguards shall include: (i) encryption during the transmission or storage of Client Personal Data and Confidential Information, (ii) installation and maintenance of firewalls configured to protect Client Personal Data and Confidential Information, (iii) use of automatically updating anti-virus software on devices used in providing the Services, (iv) maintenance of an intrusion and vulnerability management program, (iv) tracking and monitoring access to network resources and Confidential Information, (vii) control access to physical hardware that contains Confidential Information, (viii) distributed denial of service mitigation services, (ix) a reasonable program for disposal of documents and media containing Client Personal Data and Confidential Information, and (x) procedures for the maintenance of Client Data.

9.4. Without prejudice to SS&C’s obligations under Section 9.1 to 9.2, SS&C will promptly investigate material incidents of unauthorized access to, or loss of Client Personal Data and Confidential Information maintained by SS&C (a “Data Breach”) and, unless prohibited by applicable Law or if it would compromise SS&C’s investigation, notify Client on a timely basis following any Data Breach. Fund are responsible for making notifications related to a Data Breach that are required by applicable Law. SS&C will work with Fund and Management in good faith to effect such notifications. SS&C will seek to implement corrective action to respond to Data Breaches and prevent future occurrences, and will report to Management the corrective actions. SS&C will reasonably cooperate with Fund and Management in the event of any Government Authority inquiry related to or arising out of a Data Breach. SS&C will reasonably cooperate with any Funds and/or Management entity (as applicable) in the event of any Government Authority inquiry related to or arising out of a Data Breach.

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9.5. SS&C will encrypt Client Data, both at rest and in transit, via reasonable commercial solution substantially in conformity with the then current version of the requirements set forth in Federal Information Processing Standard (FIPS) Publication 140.

9.6. Where relevant to the Services, SS&C shall conduct a website vulnerability assessment (also known as a penetration test or ethical hack) at least annually of any web-facing technological infrastructure maintained by SS&C to provide the Services utilizing an industry recognized and qualified independent third party. SS&C shall provide Client with a summary of such testing upon the written request of Client along with plans for corrective actions for material findings.

9.7. Where relevant to the Services, SS&C shall conduct a website vulnerability assessment (also known as a penetration test or ethical hack) at least annually of applicable web-facing technological infrastructure maintained by SS&C to provide the Services utilizing a certified independent third party. .

9.8. Upon Client’s written request, SS&C shall provide Client with its (i) International Standard on Assurance Engagements No. 3402 (ISAE 3402) Assurance Reports on Controls at a Service Organization, or (ii) Statement on Standards for Attestation Engagements No. 18 (SSAE 18) Reporting on Controls at a Service Organization, or (iii) other related reports, in each case as applicable to the Services.

9.9. At the request of Fund or Management, on an annual basis and subject to a written disclaimer and indemnity, SS&C will provide Fund or Management with a copy of its reports prepared under Statement on Standards for Attestation Engagements No. 18, Service Organization Controls (SOC1), as applicable to the Services and SS&C’s data processing environment. Upon Fund or Management written request, meet with Client to discuss the reports and respond to Client’s inquiries with respect thereto, including providing a summary of SS&C’s remediation plans for any material deficiencies noted in the reports.

9.10. Fund acknowledges that SS&C intends to develop and offer analytics-based products and services for its customers. In providing such products and services, SS&C will be using consolidated data across all clients, including data of Fund, and make such consolidated data available to clients of the analytics products and services. Fund hereby consents to the use by SS&C of Fund Confidential Information (including anonymized shareholder information) in the offering of such products and services, and to disclose the results of such analytics services to its customers and other third parties, provided the information will be aggregated, anonymized and may be enriched with external data sources. SS&C will not disclose shareholder names or other personal identifying information, or information specific to or identifying Fund or any information in a form or manner which could reasonably be utilized to readily determine the identity of Fund or its shareholders.

10.	SS&C Property

10.1. SS&C Property is and shall remain the property of SS&C or, when applicable, its’ Affiliates or suppliers. Neither Client nor any other Person shall acquire any license or right to use, sell, disclose, or otherwise exploit or benefit in any manner from, any SS&C Property. Except for a limited, non-assignable license during the term of this Agreement required for Client to receive and use the Services and subject to Section 3.4, Client shall not (unless required by Law) either before or after the termination of this Agreement, disclose to any Person not authorized by SS&C to receive the same, any information concerning the SS&C Property and shall use reasonable efforts to prevent any such disclosure.

11.	Confidentiality

11.1. Each Party shall not at any time disclose to any Person any Confidential Information concerning the business, affairs, customers, clients or suppliers of the other Party or its Affiliates, except as permitted by this Section 11.

11.2. Each Party may disclose the other Party’s Confidential Information:

(a) In the case of Client, to each of its Affiliates, members, shareholders, directors, officers, partners, employees and agents, and in the case of SS&C, to each other SS&C Associate, in each case who need to know such information for purposes related to carrying out the Party’s duties and obligations under this Agreement. Each Party shall ensure that all Persons to whom the Party discloses the other Party’s Confidential Information (other than Government Authorities or where the disclosure is required by Law, pursuant to legal process or at the request of the other Party) comply with this Section 11; and

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(b) As may be required by Law or pursuant to legal process; provided that the disclosing Party (i) where reasonably practicable and to the extent legally permissible, provides the other Party with prompt written notice of the required disclosure so that the other Party may seek a protective order or take other analogous action, (ii) discloses no more of the other Party’s Confidential Information than reasonably necessary and (iii) reasonably cooperates with actions of the other Party in seeking to protect its Confidential Information at that Party’s expense.

11.3. Neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement. Each Party may retain a record of the other Party’s Confidential Information for the longer of (i) 7 years or (ii) as required by Law or its internal policies.

11.4. SS&C’s ultimate parent company is subject to U.S. federal and state securities Law and may make disclosures as it deems necessary to comply with such Law. SS&C shall have no obligation to use Confidential Information of, or data obtained with respect to, any other client of SS&C in connection with the Services.

11.5. Upon the prior written consent of the applicable Client, SS&C shall have the right to identify such Client in connection with its marketing-related activities and in its marketing materials as a client of SS&C. Upon the prior written consent of SS&C, Client shall have the right to identify SS&C and to describe the Services and the material terms of this Agreement in the offering documents of such Fund. This Agreement shall not prohibit SS&C from using any anonymized or aggregated Client data (including Client Data) in tracking and reporting on SS&C’s clients generally or making public statements about such subjects as its business or industry; provided that Client is not named in such public statements without its prior written consent.

11.6. Notwithstanding anything contained herein to the contrary, Client and its Affiliates may disclose Confidential Information without notice to, or the consent of, SS&C in connection with any regulatory audit, review or investigation or as may be required in any report, statement or testimony submitted to any Government Authority having jurisdiction over the Client or its Affiliates.

11.7. In the event Fund obtains information from SS&C or the TA2000 System which is not intended for Fund, Fund agrees to (i) immediately, and in no case more than twenty-four (24) hours after discovery thereof, notify SS&C that unauthorized information has been made available to Fund; (ii) not knowingly review, disclose, release, or in any way, use such unauthorized information; (iii) provide SS&C reasonable assistance in retrieving such unauthorized information and/or destroy such unauthorized information; and (iv) deliver to SS&C a certificate executed by an authorized officer of Fund certifying that all such unauthorized information in Fund’s possession or control has been delivered to SS&C or destroyed as required by this provision.

12.	Notices

12.1. Except as otherwise provided herein, all notices required or permitted under this Agreement or required by Law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier, (iv) by any confirmed facsimile or (v) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Parties). Notices shall be deemed effective when received by the Party to whom notice is required to be given.

If to SS&C (to each of):

SS&C Technologies, Inc.

4 Times Square, 6th Floor

New York, New York 10036

Attention: Chief Operating Officer and General Counsel

E-mail: notices@sscinc.com and

     SSCGlobeOpNotices@sscinc.com

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If to any Fund:

c/o Manulife Investment Management Private Markets (US) LLC

197 Clarendon Street

Boston, MA 02116

Attention: Heidi Knapp

Tel: +1 (617) 378 1870

E-mail: hknapp@jhancock.com

With a copy to:

Manulife Investment Management Private Markets (US) LLC

197 Clarendon Street, C-2

Boston, MA 02116

Attention: Chief Legal Officer

Email: Jtoone@jhancock.com

13.	Miscellaneous

13.1. Amendment; Modification. This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party. No SS&C Associate has authority to bind SS&C in any way to any oral covenant, promise, representation or warranty concerning this Agreement, the Services or otherwise.

13.2. Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by either Party, in whole or in part, whether directly or by operation of Law, without the prior written consent of the other Party, which consent shall not be unreasonably denied, delayed or conditioned, provided that either Party may assign or otherwise transfer this Agreement: (i) to a successor in the event of a change in control, (ii) to an Affiliate or (iii) in connection with an assignment or other transfer of a material part of such Party’s business. Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void. If either Party assigns or otherwise transfers this Agreement to a third-party other than an Affiliate without the other Party’s consent, the other Party may terminate this Agreement as of a calendar quarter end on or next occurring after written notice to the assigning Party (which must be received within 60 days of receiving notice of such assignment or transfer).

13.3. Choice of Law; Choice of Forum. This Agreement shall be interpreted in accordance with and governed by the Law of the State of New York. The courts of the State of New York and the United States District Court for the Southern District of New York shall have exclusive jurisdiction to settle any Claim. Each Party submits to the exclusive jurisdiction of such courts and waives to the fullest extent permitted by Law all rights to a trial by jury.

13.4. Counterparts; Signatures. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and shall be binding to the same extent as if original signatures were exchanged.

13.5. Entire Agreement. This Agreement (including any schedules, attachments, amendments and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

13.6. Force Majeure. Neither Party will be responsible for any Losses of another Party or another Party’s property in its possession or for any failure to fulfill its duties or obligations hereunder if such Loss or failure is caused, directly or indirectly, by war, terrorist or analogous action, the act of any Government Authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, or other analogous events. Each Party shall use commercially reasonable efforts to minimize the effects on the Services of any such event, including maintaining procedures for the safekeeping and security of information relating to the other Party.

13.7. Non-Exclusivity. The duties and obligations of SS&C hereunder shall not preclude SS&C from providing services of a comparable or different nature to any other Person. Client understands that SS&C may have relationships with Data Suppliers and providers of technology, data or other services to Client and SS&C may receive economic or other benefits in connection with Client’s activities.

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13.8. No Partnership. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture of any kind between any of the Parties.

13.9. No Solicitation. During the term of this Agreement and for a period of 12 months thereafter, Client will not directly or indirectly solicit the services of, or otherwise attempt to employ or engage any employee of SS&C or its Affiliates who have materially worked on Client’s account without the consent of SS&C; provided, however, that the foregoing shall not prevent Client from soliciting employees through general advertising not targeted specifically at any or all SS&C Associates. If Client employs or engages any SS&C Associate who has materiality worked on Client’s account during the term of this Agreement or the period of 12 months thereafter, Client shall pay for any fees and expenses (including recruiters’ fees) incurred by SS&C or its Affiliates in hiring replacement personnel as well as any other remedies available to SS&C.

13.10. No Warranties. Except as expressly listed herein, SS&C and each Data Supplier make no warranties, whether express, implied, contractual or statutory with respect to the Services or Market Data. SS&C disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Services. All warranties, conditions and other terms implied by Law are, to the fullest extent permitted by Law, excluded from this Agreement.

13.11. Severance. If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not practical, the relevant provision shall be deemed deleted. Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement. If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is valid, legal and enforceable and achieves the intended commercial result of the original provision.

13.12. Testimony. If SS&C is required by a third party subpoena or otherwise, to produce documents, testify or provide other evidence regarding the Services, this Agreement or the operations of Fund in any Action to which Client is a party or otherwise related to Client (other than an Action between SS&C and Client), SS&C shall provide reasonable assistance to Client in complying with the subpoena. Client shall reimburse SS&C for all costs and expenses, including the time of its professional staff at SS&C’s standard rates and the cost of legal representation, that SS&C reasonably incurs in connection therewith, except to the extent resulting from the gross negligence, willful misconduct or fraud of SS&C Associates in the performance of SS&C’s duties or obligations under this Agreement.

13.13. Third Party Beneficiaries. This Agreement is entered into for the sole and exclusive benefit of the Parties and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any other Person except as set forth with respect to SS&C Associates and Data Suppliers.

13.14. Waiver. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

13.15. Certain Third Party Vendors. Nothing herein shall impose any duty upon SS&C in connection with or make SS&C liable for the actions or omissions to act of the following types of unaffiliated third parties: (a) courier and mail services including but not limited to Airborne Services, Federal Express, UPS and the U.S. Mails, (b) telecommunications companies including but not limited to AT&T, Verizon, Sprint, and other delivery, telecommunications and other such companies not under the Party’s reasonable control, and (c) third parties not under the Party’s reasonable control or subcontract relationship providing services to the financial industry generally, such as, by way of example and not limitation, the Depository Trust Clearing Corporation (processing and settlement services), Broadridge Financial Services (investor communications), Fund custodian banks (custody and fund accounting services) and administrators (blue sky and Fund administration services), Data Suppliers, and national database providers such as Choice Point, Acxiom, TransUnion or Lexis/Nexis and any replacements thereof or similar entities, provided, if SS&C selected such company, SS&C shall have exercised due care in selecting the same. Such third party vendors shall not be deemed, and are not, subcontractors for purposes of this Agreement.

[Remainder of page intentionally left blank; signature page follows]

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This Agreement has been entered into by the Parties as of the Effective Date.

SS&C Technologies, Inc. SS&C GIDS, Inc.

By:	/s/ Kenneth Fullerton
Name:	Kenneth Fullerton
Title:	Authorized Signatory

Manulife Private Credit Fund

By:	/s/ Christopher L. Sechler
Name:	Christopher L. Sechler
Title:	Trustee

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SCHEDULE A

SERVICES

A.	General

1.	As used in this Schedule A, the following additional terms have the following meanings:

(i)	“ACH” shall mean the Automated Clearing House.

(ii)	“AML” means anti-money laundering and countering the financing of terrorism.

(iii)	“Bank” shall mean a nationally or regionally known banking institution.

(iv)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(v)	“DTCC” shall mean the Depository Trust Clearing Corporation.

(vi)	“Fund” shall mean each Company.

(vii)	“IRA” shall mean Individual Retirement Account.

(viii)

“investor” means an equity owner in Company, whether a shareholder in a company, a partner in a partnership, a unitholder in a trust or otherwise. A “prospective investor” means an applicant to become an investor.

(ix)	“OFAC” means the Office of Foreign Assets Control, an agency of the United States Department of the Treasury.

(x)	“Program” shall mean NSCC Networking, Fund Serv or other DTCC program.

(xi)	“TA2000 System” shall mean SS&C DST’s TA2000TM computerized data processing system for shareholder accounting.

2.	Any references to Law shall be construed to the Law as amended to the date of the effectiveness of the applicable provision referencing the Law.

3.

Client acknowledges that SS&C’s ability to perform the Services is subject to SS&C’s timely receipt of all Client Data, the then most current version of Company Governing Documents and required implementation documentation and SS&C application user forms, and the receipt of such information in an accurate and complete form, and in electronic file format, acceptable to SS&C.

4.	Client acknowledges that SS&C’s ability to perform the Services is subject to the following dependencies:

(i)

Client and other Persons that are not employees or agents of SS&C whose cooperation is reasonably required for SS&C to provide the Services providing cooperation, information and, as applicable, instructions to SS&C promptly, in agreed formats, by agreed media and within agreed timeframes as required to provide the Services.

(ii)	The communications systems operated by Client and other Persons that are not employees or agents of SS&C remaining fully operational.

(iii)	The accuracy and completeness of any Client Data or other information provided to SS&C Associates in connection with the Services by any Person.

(iv)	Client informing SS&C on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

(v)	Any warranty, representation, covenant or undertaking expressly made by Client under or in connection with this Agreement being and remaining true, correct and discharged at all relevant times.

5.

Notwithstanding anything in this Agreement to the contrary, SS&C GIDS is responsible for providing the Services listed under Section E “Shareholder Recordkeeping, Transfer Agency and Investor Relations” and Section F “AML,” and SS&C Tech is responsible for providing all other Services.

6.	The following Services will be performed by SS&C and, as applicable, are contingent on the performance by Client of the duties and obligations listed.

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B.	Private Markets Accounting and Administration – applicable only to Fund Group 1

1.	Set-up and onboarding:

(i)	Review Client Governing Documents to obtain information regarding applicable matters required to perform the Services.

(ii)	Establish a process with Management for communications regarding investments in the Fund, distributions, valuation, deliverables and ad hoc Management and investor or prospective investor requests.

(iii)	Create and populate in SS&C’s systems applicable entities, charts of accounts and investor information.

(iv)	Develop financial statement templates and management reporting as agreed in writing between SS&C and Client (additional fees apply for custom reporting).

2.	Maintain the general ledger and source journals for Client.

3.

Record the following transactions/items: (i) investor purchases and distributions (i) investment transactions (e.g., purchases, sales and loans), (ii) investment income & amortization, (iii) fair value adjustments, (iv) interest and dividend income, (v) organizational and operating expenses and (vi) management and incentive fees.

4.	Prepare quarterly work paper packages; change to monthly packages as agreed in writing between the Parties.

5.

Coordinate the quarterly review and the annual audit between Client and Client auditor, including establishing timelines for SS&C deliverables, and answering questions as appropriate. Prepare Client’s draft quarterly and annual financial statements and accompanying materials, as agreed in writing.

(i)

Client shall (I) provide information to SS&C to complete the financial statement schedules and notes to the financial statements if SS&C is preparing such notes (for matters such as risk management disclosures, details of related party transactions, netting and collateral arrangements), (II) assist and guide SS&C with determining industry, geographic and other descriptions and classification of assets, (III) provide all required disclosure of regulatory status, (IV) provide such other information and assistance as SS&C may reasonably request related to the preparation and audit of the financial statements or related schedules, as appropriate, and (V) approve all information prepared on behalf of Client and provided to the auditor.

(ii)	Deliver certain data/tables to Client for purposes of Client’s Management Discussion and Analysis section in its 10Q/10K filings.

(iii)	Notwithstanding anything in this Agreement to the contrary, Client has ultimate authority over and responsibility for its financial statements.

6.	Prepare and review Client bank account reconciliations and required schedules on a quarterly basis, as agreed in writing.

7.	Maintain dividend reinvest plan.

8.

Provide the RIC compliance tests in excel for Client to review on a monthly basis. Client will provide SS&C confirmation on new investments as needed to ensure such new investments are captured in the subsequent monthly reporting.

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C.	Bank Loan Processing – applicable only to Fund Group 1

1.	Provide trade processing support for loan transactions including recording trade settlements, reconciliation of settlements and tracking associated loan documentation.

2.	Provide asset servicing support related to loan positions including liaising with the loan agent on various aspects of loan maintenance and reconciliation.

3.	Provide payment information to Client for review through SS&C’s wire payment application with respect to loan payments, drawdowns and other loan life cycle events.

4.	Obtain and maintain static data on loan facilities subject to receipt from the applicable agent bank

5.	Provide loan information reporting (e.g., trade blotter, market value position report and loan contract position report) to Client.

6.	Store agent bank notices received with respect to loan positions and make available to Client in a format as agreed in writing with Client.

D.	Shareholder Recordkeeping, Transfer Agency and Investor Relations

1.	SS&C GIDS utilizing the TA2000 System will perform the following services:

(i)	issue, transfer and redeem book entry shares or cancelling share certificates as applicable;

(ii)

maintain shareholder accounts on the records of Fund on the TA2000 System in accordance with the instructions and information received by SS&C GIDS from Fund, Fund’s distributor, manager or managing dealer, Fund’s investment adviser, Fund’s sponsor, Fund’s custodian, or Fund’s administrator and any other person whom Fund names on Schedule B (each an “Authorized Person”), broker-dealers or shareholders;

(iii)	when and if a Fund participates in the DTCC, and to the extent SS&C GIDS supports the functionality of the applicable DTCC program:

(a)

accept and effectuate the registration and maintenance of accounts through the Program and the purchase, redemption, exchange and transfer of shares in such accounts through systems or applications offered via the Program in accordance with instructions transmitted to and received by SS&C GIDS by transmission from DTCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of, an Authorized Person, on the Dealer File maintained by SS&C GIDS,

(b)	issue instructions to Funds’ banks for the settlement of transactions between Funds and DTCC (acting on behalf of its broker-dealer and bank participants),

(c)	provide account and transaction information from Fund’s records on TA2000 in accordance with the applicable Program’s rules, and

(d)	maintain shareholder accounts on TA2000 through the Programs;

(iv)	provide transaction journals;

(v)	once annually prepare shareholder meeting lists for use in connection with the annual meeting;

(vi)

Withhold, as required by federal law, taxes on securityholder accounts, perform and pay backup withholding as required for all securityholders, and prepare, file and provide, in electronic format, the applicable U.S. Treasury Department information returns or K-1 data file, as applicable, to Fund’s vendor of choice.

(vii)	disburse income dividends and capital gains distributions to shareholders and record reinvestment of dividends and distributions in shares of Fund;

(viii)	prepare and provide, in electronic format, to Fund’s print vendor of choice:

(e)	confirmation forms for shareholders for all purchases and liquidations of shares of Fund and other confirmable transactions in shareholders’ accounts,

(f)	copies of shareholder statements, and

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(g)	shareholder reports and prospectuses provided by Fund;

(ix)	provide or make available on-line daily and monthly reports as provided by the TA2000 System and as requested by Fund or Management;

(x)	maintain those records necessary to carry out SS&C GIDS’s duties hereunder, including all information reasonably required by Fund to account for all transactions on TA2000 in Fund shares;

(xi)

calculate the appropriate sales charge, if applicable and supported by TA2000, with respect to each purchase of Fund shares as instructed by an Authorized Person, determining the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules and instructions delivered to SS&C GIDS by Fund’s managing dealer or distributor or any other Authorized Person from time to time, disbursing dealer commissions collected to such dealers, determining the portion of each sales charge payable to such managing dealer and disbursing such commissions to the managing dealer;

(xii)	receive correspondence pertaining to any former, existing or new shareholder account, processing such correspondence for proper recordkeeping, and responding to shareholder correspondence;

(xiii)	arrange the mailing to dealers of confirmations of wire order trades;

(xiv)

process, generally on the date of receipt, purchases, redemptions, exchanges, or instructions, as applicable, to settle any mail or wire order purchases, redemptions or exchanges received in proper order as set forth in the prospectus and general exchange privilege applicable, and reject any requests not received in proper order (as defined by an Authorized Person or the Procedures as hereinafter defined);

(xv)

if a Fund is a registered product, provide to the person designated by an Authorized Person the daily Blue Sky reports generated by the Blue Sky module of TA2000 with respect to purchases of shares of Fund on TA2000. For clarification, with respect to obligations, Fund is responsible for any registration or filing with a federal or state government body or obtaining approval from such body required for the sale of shares of Fund in each jurisdiction in which it is sold. SS&C GIDS’s sole obligation is to provide Fund access to the Blue Sky module of TA2000 with respect to purchases of shares of Fund on TA2000. It is Fund’s responsibility to validate that the Blue Sky module settings are accurate and complete and to validate the output produced thereby and other applicable reports provided by SS&C GIDS, to ensure accuracy. SS&C GIDS is not responsible in any way for claims that the sale of shares of Fund violated any such requirement (unless such violation results from a failure of the SS&C GIDS Blue Sky module to notify Fund that such sales do not comply with the parameters set by Fund for sales to residents of a given state);

(xvi)	provide to Fund escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding checks on TA2000;

(xvii)

as mutually agreed upon by the parties as to the service scope and fees, answer telephone inquiries during mutually agreed upon times, each day on which the New York Stock Exchange is open for trading. SS&C GIDS shall answer and respond to inquiries from existing shareholders, prospective shareholders of Fund and broker-dealers on behalf of such shareholders in accordance with the telephone scripts provided by Fund to SS&C GIDS, such inquiries may include requests for information on account set-up and maintenance, general questions regarding the operation of Fund, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests;

(xviii)

support Fund repurchase offers, including but not limited to: assistance with shareholder communication plan; coordination of repurchase offer materials; establishment of informational website; receipt, review and reconciliation of letters of transmittal; daily tracking, reconciliation and reporting of shares tendered; and issuing tax forms;

(xix)

in order to assist Fund with Fund’s anti-money laundering responsibilities under applicable anti-money laundering laws, SS&C GIDS offers certain risk-based shareholder activity monitoring tools and procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with Fund, pursuant to Section F hereto;

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(xx)

as mutually agreed upon by the Parties as to the service scope and fees, provide any additional related services (i.e., pertaining to escheatments, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses and all matters relating to the foregoing); and

(xxi)

upon request of Fund and mutual agreement between the Parties as to the scope and any applicable fees, SS&C GIDS may provide additional services to Fund under the terms of this Schedule and the Agreement. Such services and fees shall be set forth in writing and may be added by an amendment to, or as a statement of work under, this Schedule or the Agreement.

2.

At the request of an Authorized Person, SS&C GIDS shall use reasonable efforts to provide the services set forth in Section E.1 of this Schedule A in connection with transactions (i) the processing of which transactions require SS&C GIDS to use methods and procedures other than those usually employed by SS&C GIDS to perform shareholder servicing agent services, (ii) involving the provision of information to SS&C GIDS after the commencement of the nightly processing cycle of the TA2000 System or (iii) which require more manual intervention by SS&C GIDS, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by normal transactions.

3.

SS&C GIDS shall use reasonable efforts to provide the same services with respect to any new, additional functions or features or any changes or improvements to existing functions or features as provided for in Fund’s instructions, prospectus or application as amended from time to time, for Fund, provided SS&C GIDS is advised in advance by Fund of any changes therein and the TA2000 System and the mode of operations utilized by SS&C GIDS as then constituted supports such additional functions and features. If any new, additional function or feature or change or improvement to existing functions or features or new service or mode of operation measurably increases SS&C GIDS’s cost of performing the services required hereunder at the current level of service, SS&C GIDS shall advise Fund of the amount of such increase and if Fund elects to utilize such function, feature or service, SS&C GIDS shall be entitled to increase its fees by the amount of the increase in costs.

4.

Fund acknowledges that SS&C GIDS is currently using, and will continue to use, SS&C Affiliates to assist with software development and support projects for SS&C GIDS and/or for Fund. As part of such support, Fund acknowledges that such SS&C Affiliates may access Fund Confidential Information including, but not limited to, personally identifiable shareholder information (shareholder name, address, social security number, account number, etc.).

5.

Fund shall add all new funds to the TA2000 System upon at least 60 days’ prior written notice to SS&C GIDS provided that the requirements of the new funds are generally consistent with services then being provided by SS&C GIDS under the Agreement. If less than 60 days’ prior notice is provided by Fund, additional ‘rush’ fees may be applied by SS&C GIDS. Rates or charges for additional funds shall be as set forth in Fee Letter for the remainder of the contract term except as such funds use functions, features or characteristics for which SS&C GIDS has imposed an additional charge as part of its standard pricing schedule. In the latter event, rates and charges shall be in accordance with SS&C GIDS’s then-standard pricing schedule.

6.

The parties agree that to the extent that SS&C GIDS provides any services under the Agreement that relate to compliance by Fund with the Code (or any other applicable tax law), it is the parties’ mutual intent that SS&C GIDS will provide only printing, reproducing, and other mechanical assistance to Fund and that SS&C GIDS will not make any judgments or exercise any discretion of any kind. Fund agrees that it will provide express and comprehensive instructions to SS&C GIDS in connection with all of the services that are to be provided by SS&C GIDS under the Agreement that relate to compliance by Fund with the Code (or any other applicable tax law), including providing responses to requests for direction that may be made from time to time by SS&C GIDS of Fund in this regard.

7.

Fund instructs and authorizes SS&C GIDS to provide the services as set forth in the Agreement in connection with transactions on behalf of certain IRAs featuring Funds made available by Fund. Fund acknowledges and agrees that as part of such services, SS&C GIDS will act as service provider to the custodian for such IRAs.

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8.

If applicable, SS&C GIDS will make original issues of shares, or if shares are certificated, stock certificates upon written request of an officer of Fund and upon being furnished with a certified copy of a resolution of the Board of Trustees authorizing such original issue, evidence regarding the value of the shares, and necessary funds for the payment of any original issue tax.

9.	Upon receipt of a Fund’s written request, SS&C GIDS shall provide transmissions of shareholder activity to the print vendor selected by Fund.

10.

Shares of stock will be transferred in accordance with the instructions of the shareholders and, upon receipt of Fund’s instructions that shares of stock be redeemed and funds remitted therefor, such redemptions will be accomplished and payments dispatched provided the shareholder instructions are deemed by SS&C GIDS to be duly authorized. SS&C GIDS reserves the right to refuse to transfer, exchange, sell or redeem shares as applicable, until it is satisfied that the request is authorized, or instructed by Fund.

11.	Changes and Modifications.

(i)

SS&C GIDS shall have the right, at any time, to modify any systems, programs, procedures or facilities used in performing its obligations hereunder; provided that Fund will be notified as promptly as possible prior to implementation of such modifications and that no such modification or deletion shall materially adversely change or affect the operations and procedures of Fund in using the TA2000 System hereunder, the Services or the quality thereof, or the reports to be generated by such system and facilities hereunder, unless Fund is given thirty (30) days’ prior notice to allow Fund to change its procedures and SS&C GIDS provides Fund with revised operating procedures and controls.

(ii)

All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for, including, without limitation, Client Requested Software (collectively, “Deliverables”), shall be, and shall remain, the confidential and exclusive property of, and proprietary to, SS&C GIDS. The parties recognize that during the term of this Agreement Fund will disclose to SS&C GIDS Confidential Information and SS&C GIDS may partly rely on such Confidential Information to design, structure or develop one or more Deliverables. Provided that, as developed, such Deliverable(s) contain no Confidential Information that identifies Fund or any of its investors or which could reasonably be expected to be used to readily determine such identity, (i) Fund hereby consents to SS&C GIDS’s use of such Confidential Information to design, to structure or to determine the scope of such Deliverable(s) or to incorporate into such Deliverable(s) and that any such Deliverable(s), regardless of who paid for it, shall be, and shall remain, the sole and exclusive property of SS&C GIDS and (ii) Fund hereby grants SS&C GIDS a perpetual, nonexclusive license to incorporate and retain in such Deliverable(s) Confidential Information of Fund. All Confidential Information of Fund shall be and shall remain the property of Fund.

12.	Fund Obligations.

(i)	Fund agrees to use its reasonable efforts to deliver to SS&C GIDS in Kansas City, Missouri, as soon as they are available, all of its shareholder account records.

(ii)	Fund will provide SS&C GIDS written notice of any change in Authorized Personnel as set forth on Schedule B.

(iii)

Fund will notify SS&C GIDS of material changes to its Articles of Incorporation, Declaration of Trust, Bylaws or similar governing document (e.g., in the case of recapitalization) that impacts the services provided by SS&C GIDS under the Agreement.

(iv)

If at any time Fund receives notice or becomes aware of any stop order or other proceeding in any such state affecting such registration or the sale of Fund’s shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of Fund’s shares, Fund or Sponsor will give prompt notice thereof to SS&C GIDS.

(v)

Fund shall not enter into one or more omnibus, third-party sub-agency or sub accounting agreements with (i) unaffiliated third-party broker/dealers or other financial intermediaries who have a distribution agreement with the affected Funds or (ii) third party administrators of group retirement or annuity plans, unless Fund either (1) provides SS&C GIDS with a minimum of 12 months’ notice

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before the accounts are deconverted from SS&C GIDS, or (2), if 12 months’ notice is not possible, Fund shall compensate SS&C GIDS by paying a one-time termination fee equal to $0.10 per deconverted account per month for every month short of the 12 months’ notice in connection with each such deconversion.

13.	Compliance.

(i)

SS&C GIDS shall perform the services under this Schedule A in conformance with SS&C GIDS’s present procedures as set forth in its Procedures with such changes or deviations therefrom as may be from time to time required or approved by Fund, its investment adviser or managing dealer, or its or SS&C GIDS’s counsel and the rejection of orders or instructions not in good order in accordance with the applicable prospectus or the Procedures. Notwithstanding the foregoing, SS&C GIDS’s obligations shall be solely as are set forth in this Schedule and any of other obligations of Fund under applicable law that SS&C GIDS has not agreed to perform on Fund’s behalf under this Schedule or the Agreement shall remain Fund’s sole obligation.

14.	Bank Accounts.

(i)

SS&C GIDS, acting as agent for Fund, is authorized (1) to establish in the name of, and to maintain on behalf of, Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank on the maximum liability of such Banks into which SS&C GIDS shall deposit Funds SS&C GIDS receives for payment of dividends, distributions, purchases of Fund shares, redemptions of Fund shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by SS&C GIDS on behalf of Fund provided for in this Schedule A, (2) to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such funds were provided to SS&C GIDS, and (3) to establish, to implement and to transact Fund business through ACH, draft processing, wire transfer and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill SS&C GIDS’s obligations under the Agreement. SS&C GIDS, acting as agent for Fund, is also hereby authorized to execute on behalf and in the name of Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank) on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for SS&C GIDS to utilize to accomplish the purposes of this Schedule. In each of the foregoing situations Fund shall be liable on such agreements with the Bank as if it itself had executed the agreement.

(ii)

SS&C GIDS is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.

15.

Records. SS&C GIDS will maintain customary transfer agent records in connection with its agency in accordance with the transfer agent recordkeeping requirements under the 1934 Act, and particularly will maintain those records required to be maintained pursuant to subparagraph (2) (iv) of paragraph (b) of Rule 31a-1 under the 1940 Act, if any. Notwithstanding anything in the Agreement to the contrary, the records to be maintained and preserved by SS&C GIDS on the TA2000 System under the Agreement shall be maintained and preserved in accordance with the following:

(i)

Annual purges by August 31: SS&C GIDS and Fund shall mutually agree upon a date for the annual purge of the appropriate history transactions from the Transaction History (A88) file for accounts (both regular and tax advantaged accounts) that were open as of January 1 of the current year, such purge to be complete no later than August 31. Purges completed after this date will subject Fund to the Aged History Retention fees set forth in the Fee Schedule attached hereto as Fee Letter.

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(ii)

Purge criteria: In order to avoid the Aged History Retention fees, history data for regular or ordinary accounts (that is, non-tax advantaged accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the current year and history data for tax advantaged accounts (retirement and educational savings accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the prior year. All purged history information shall be retained on magnetic tape for seven (7) years.

(iii)

Purged history retention options (entail an additional fee): For the additional fees set forth on the Fee Schedule attached hereto as Fee Letter, or as otherwise mutually agreed, then Fund may choose (i) to place purged history information on the Purged Transaction History (A19) table or (ii) to retain history information on the Transaction History (A88) file beyond the timeframes defined above. Retaining information on the A19 table allows for viewing of this data through online facilities and E-Commerce applications. This database does not support those histories being printed on statements and reports and is not available for on request job executions.

16.

Disposition of Books, Records and Canceled Certificates. SS&C GIDS may send periodically to Fund, or to where designated by Fund, all books, documents, and all records no longer deemed needed for current purposes, upon the understanding that such books, documents, and records will be maintained by Fund under and in accordance with the requirements of applicable federal securities laws. Such materials will not be destroyed by Fund without the consent of SS&C GIDS (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.

E.	AML

1.

SS&C may assume the authenticity and accuracy of any document or information provided by a prospective investor or investor without verification unless, in the sole discretion of SS&C, the same on its face appears not to be genuine. In the event of delay or failure by a prospective investor or investor to produce any information required by the subscription or similar agreement of Fund or requested by SS&C, SS&C may refuse to process the subscription and the subscription monies related thereto or may refuse to allow a redemption until the applicable information has been provided. SS&C shall not process any payment from a prospective investor or make any payment for redemption proceeds to an investor if SS&C determines, or if SS&C receives instructions that Fund has (or, if applicable and defined below, Fund AML Officers) have determined, that such payment would violate any AML law.

U.S. Domiciled Funds

2.

Notwithstanding the ability of Fund to delegate the maintenance of certain AML procedures to SS&C, Fund is ultimately responsible for ensuring its compliance with applicable AML law, including identifying, assessing and understanding relevant AML risks. SS&C will disclose to Fund if SS&C files, on its own behalf, a suspicious activity report in relation to Fund, investors or prospective investors, unless in the sole discretion of SS&C, such disclosure would be prohibited by applicable Law. Such disclosure shall identify the prospective investor or investor and the transaction which is the subject of the suspicious activity report and include a summary statement as to why the transaction is believed to be suspicious.

3.

With respect to Funds that are U.S. domiciled, relying on external services as well as information provided on Fund subscription documents, screen the names of each prospective investor and report whether each subscriber is (i) a person identified on the sanctions lists administered and published by OFAC, including the list of specially designated nationals and blocked persons or (ii) believed to be a senior non-U.S. political figure or an immediate family member or close associate of such a figure (collectively “PEP”) or a non-U.S. shell bank.

F.	Miscellaneous

1.	Notwithstanding anything to the contrary in this Agreement, SS&C:

(i)	Does not maintain custody of any cash or securities.

(ii)	Does not have the ability to authorize transactions.

(iii)	Does not have the authority to enter into contracts on behalf of Fund.

(iv)	Is not responsible for determining the valuation of Fund’s assets and liabilities.

(v)	Does not perform any management functions or make any management decisions with regard to the operation of Fund.

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(vi)	Is not responsible for affecting any U.S. federal or state regulatory filings which may be required or advisable as a result of the offering of interests in Fund.

(vii)	Is not Fund’s tax advisor and does not provide any tax advice.

(viii)	Is not obligated to perform any additional or materially different services due to changes in law or audit guidance.

2.

If SS&C allows Fund, Management, investors or their respective agents and representatives (“Users”) to (i) receive information and reports from SS&C and/or (ii) issue instructions to SS&C via web portals or other similar electronic mechanisms hosted or maintained by SS&C or its agents (“Web Portals”):

(i)

Access to and use of Web Portals by Users shall be subject to the proper use by Users of usernames, passwords and other credentials issued by SS&C (“User Credentials”) and to the additional terms of use that are noticed to Users on such Web Portals. Fund shall be solely responsible for the results of any unauthorized use, misuse or loss of User Credentials by their authorized Users and for compliance by such Users with the terms of use noticed to Users with respect to Web Portals, and shall notify SS&C promptly upon discovering any such unauthorized use, misuse or loss of User Credentials or breach by Fund or Management or their authorized Users of such terms of use. Any change in the status or authority of an authorized User communicated by Fund shall not be effective until SS&C has confirmed receipt and execution of such change.

(ii)

SS&C grants to the Fund and Management a limited, non-exclusive, non-transferable, non-sublicenseable right during the term of this Agreement to access Web Portals solely for the purpose of accessing Client Data and, if applicable, issue instructions. Fund and Management will ensure that any use of access to any Web Portal is in accordance with SS&C’s terms of use, as noticed to the Users from time to time. This license does not include: (i) any right to access any data other than Client Data; or (ii) any license to any software.

(iii)

Fund and Management will not (A) permit any third party to access or use the Web Portals through any time-sharing service, service bureau, network, consortium, or other means; (B) rent, lease, sell, sublicense, assign, or otherwise transfer its rights under the limited license granted above to any third party, whether by operation of law or otherwise; (C) decompile, disassemble, reverse engineer, or attempt to reconstruct or discover any source code or underlying ideas or algorithms associated with the Web Portals by any means; (D) attempt to modify or alter the Web Portal in any manner; or (E) create derivative works based on the Web Portal. Neither Fund nor Management will remove (or allow to be removed) any proprietary rights notices or disclaimers from the Web Portal or any reports derived therefrom.

(iv)	SS&C reserves all rights in SS&C systems and in the software that are not expressly granted to Fund or Management hereunder.

(v)	SS&C may discontinue or suspend the availability of any Web Portals at any time without prior notice; SS&C will endeavor to notify Fund as soon as reasonably practicable of such action.

3.

Notwithstanding anything in this Agreement to the contrary, Fund has ultimate authority over and responsibility for its tax matters and financial statement tax disclosures. All memoranda, schedules, tax forms and other work product produced by SS&C are the responsibility of Fund and are subject to review and approval by Fund and Fund’s auditors, or tax preparers, as applicable and SS&C bears no responsibility for reliance on tax calculations and memoranda prepared by SS&C.

4.

SS&C shall provide reasonable assistance to responding to due diligence and analogous requests for information from investors and prospective investors (or others representing them); provided, that SS&C may elect to provide these services only upon Fund agreement in writing to separate fees in the event responding to such requests becomes, in SS&C’s sole discretion, excessive.

5.	Reports and information shall be deemed provided to Fund if they are made available to Fund online through SS&C’s Web Portal.

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SCHEDULE B

AUTHORIZED PERSONNEL

Pursuant to the terms of the Schedule A and the Agreement between Fund and SS&C GIDS, Fund authorizes the following Fund personnel to provide instructions to SS&C GIDS, and receive inquiries from SS&C GIDS in connection with Schedule A and the Agreement:

Name	Title

This Schedule may be revised by Fund by providing SS&C GIDS with a substitute Schedule B. Any such substitute Schedule B shall become effective twenty-four (24) hours after SS&C GIDS’s receipt of the document and shall be incorporated into the Agreement.

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SCHEDULE C

FUNDS

Fund	Domicile
Fund Group 1
Manulife Private Credit Fund	Delaware Statutory Trust
Fund Group 2

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SCHEDULE D

INSURANCE

1.

Except as may be specifically agreed to in a Statement of Work, SS&C shall, throughout the term of this Agreement and any extensions thereof, and for a period of three (3) years for Professional (Errors and Omissions) Liability insurance and Network Security and Privacy (Cyber) Liability insurance following expiry or termination of this Agreement (including any Termination Assistance Period, as it may be extended), take out and keep in full force and effect at its sole cost and expense, the following insurance coverage, required in connection with the services and/or products provided by SS&C and its employees:

(a)

Commercial General Liability insurance, including but not limited to, liability for property damage, bodily injury (including death), and personal or advertising injury. Coverage must be occurrence based and provide limits of not less than one million dollars ($1,000,000) per occurrence and two million ($2,000,000) in the aggregate.

(b)

Workers Compensation insurance as required under applicable state or provincial legislation, including employers’ liability with a limit of not less than one million dollars ($1,000,000) for bodily injury by accident (each accident), bodily injury by disease (policy limit), and bodily injury by disease (each employee).;

(c)	Professional (Errors and Omissions) Liability insurance covering liability for errors, omission or negligence by its employees, or agents in the performance of services for the Servicing Company; and

(d)	Network Security and Privacy Liability (Cyber) insurance covering claims for network and privacy risks including coverage for the following:

A.	Unauthorized access,

B.	Failure of security,

C.	Breach of privacy,

D.	Wrongful disclosure of confidential information (personal or corporate information), and

E.	Regulatory defense.

Professional and Technology Errors and Omissions and Network Security and Privacy Liability insurance may share policy limit in an amount of not less than ten million dollars ($10,000,000) per claim, and shall be on a claims made basis.

2.	The limits of insurance required above shall be in USD$ currency.

3.

SS&C shall at all times during the term of this Agreement, and any extensions thereof, maintain at a minimum the required types and limits of insurance with carriers that maintain AM Best ratings of A-,VII or better.

4.

SS&C shall provide written notice to Client of any cancellation or termination of the insurance required herein that is not subsequently renewed or replaced, no later than thirty (30) business days upon first becoming aware of such cancellation or termination.

5.	The Commercial General Liability and Employers’ Liability insurance policies referred to in this schedule shall allow a Waiver of Subrogation for the benefit of Client.

6.

SS&C shall upon execution of this Agreement, annually upon renewal of each insurance coverage referred to in this Agreement, and at any extensions to the term of this Agreement, provide Client with certificates of insurance evidencing all insurance requirements in this Agreement.

7.

The insurance requirements herein are minimum requirements for this Agreement and in no way affect the indemnity covenants of SS&C contained in this Agreement. Client in no way warrants that the minimum limits contained herein are sufficient to protect SS&C from liabilities that might arise out of the performance of the work or Services under the terms of this Agreement by SS&C, its agents, representatives, employees, or subcontractors, and SS&C may purchase additional insurance as it may deem necessary.

8.

Client’s failure to monitor compliance or to object to any noncompliance or partial compliance with any of the terms of the insurance requirements in this Agreement does not in any way reduce, modify or waive SS&C’s obligations under the terms of these insurance requirements.

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SCHEDULE E

SECURITY REQUIREMENTS

SECTION 1. Information Security Program

1.

Information Security Program. SS&C represents, warrants and covenants that it has adopted, implemented and maintains a comprehensive written Information Security Program, under which SS&C documents, implements and maintains the physical, administrative, and technical safeguards reasonably designed and implemented to: (a) comply with U.S. laws applicable to SS&C’s business; and (b) protect the confidentiality, integrity, availability and security of Client Data.

2.	Industry Best Practices. SS&C’s Information Security Program shall employ commercially reasonable best practices, including organizational, physical and technical safeguards as follows:

3.	Industry Best Practices. SS&C’s Information Security Program shall employ commercially reasonable best practices, including organizational, physical and technical safeguards as follows:

a.	Infrastructure and Application Layer Protections. Procure industry infrastructure and application layer protections to protect against any anticipated threats or hazards to Client Data.

b.

Authentication Controls. Reduce risks associated with SS&C having access to Client Data by incorporating commercially reasonable authentication controls that conform to regulations applicable to SS&C, which at minimum, will include the use of multi-factor authentication where Client Data is being accessed. SS&C Personnel shall only perform actions within their role function and privilege level and strictly on an ‘as needed’ basis only.

c.	Data Leak Prevention. Protect against the inadvertent loss of data via the implementation of data leakage prevention technologies and strategies.

d.	Production Environment. SS&C will not store production Client Data outside the production environment without the express consent of Client.

e.

Passwords. Protect against unauthorized access by ensuring unique user IDs and passwords are in use, appropriately managing passwords. SS&C shall implement appropriate controls reasonably modeled on NIST SP 800-53 taking into account its subsequent revisions.

f.

Physical Security. SS&C shall: (i) restrict entry to SS&C’s area(s) where Customer Confidential Information is stored, accessed, or processed solely to SS&C’s personnel or SS&C authorized third party service providers for such access; and (ii) implement commercially reasonable practices for infrastructure systems, including fire extinguishing, cooling, and power, emergency systems and employee safety.

g.

Access Provisioning & Review. SS&C shall implement and maintain a system for provisioning access granted to SS&C Personnel and SS&C Subcontractors’ personnel that access any Client Data through SS&C’s system.

h.

Remote Network Access. When SS&C Personnel are accessing SS&C networks remotely, either on SS&C issued laptops or employee personal devices such access shall be over a Virtual Private Network (VPN) or similar secure network infrastructure that provide greater security when accessing systems remotely. Such provisioning shall be administered through a clearly defined Access Management Process.

i.

Patch & Vulnerability Management. Securely install, configure, operate and maintain reasonable information systems, networks and software, including change management, patch management and vulnerability management, such as up-to-date system security software, relevant, verified security patches made available without operational impact (which shall be installed using a risk-based approach to remediate identified security vulnerabilities within a reasonable period of time)), virus definitions and firewalls, and provide commercially reasonable active intrusion detection technology. Client is not permitted to conduct penetration testing or other code scanning on SS&C’s environment and software.

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j.

Anti-Malware Controls. SS&C will employ commercially reasonable protection standards designed to ensure (i) any applicable systems and software will be free from Malware and SS&C shall not insert or permit any third-party to insert any Malware into or onto SS&C systems or software, and (ii) in the event that Malware is so inserted, SS&C shall report the Malware to Client as soon as reasonably possible.

4.

SS&C Information Security Training Program. As part of the Information Security Program, prior to any exposure to Client Confidential Information and on an annual basis (at a minimum) thereafter, SS&C will institute an appropriate training and awareness program(s) reasonably designed to ensure that all SS&C Personnel are appropriately trained regarding their responsibilities under the Information Security Program and are appropriately educated on threats and hazards designed to compromise data and/or the computing environment. SS&C shall ensure each individual to whom Client Confidential Information is disclosed or made accessible are aware of and subject to appropriate policies pertaining to Confidential Information. Each such individual shall be informed of and shall acknowledge, in written form, his or her understanding of the security and data protection rules as stated in SS&C’s policies.

5.

Annual Review of Information Security Program. On at least an annual basis, SS&C will review its Information Security Program, and update and revise it as needed. SS&C may provide Client with SS&C’s written due diligence questionnaire on an annual basis (which will be in lieu of all other questionnaires that may be requested) and (SS&C will have the right to deny) upon approval by SS&C will respond to all reasonable requests in a reasonable timeframe upon 30-45 day written notice with Client paying for time spent by SS&C’s personnel to respond. Client may also request on an annual basis a copy of SS&C’s non-confidential policies and procedures, applicable SOC reports procured by SS&C, a penetration test attestation, and SS&C’s SIG. At no time will SS&C be required to reveal any details or information that could reasonably be expected to jeopardize the security or integrity of any SS&C system or the confidentiality or security of any other client’s data.

SECTION 2. Business Continuity and Disaster Recovery

1.	SS&C Disaster Recovery Plan

The SS&C Disaster Recovery Plan is an overview of the recovery processes for SS&C’s Primary Data Center infrastructure. In the US, the Winchester Data Center is the primary facility for a majority of SS&C’s data processing infrastructure. In Canada, the primary facility is Adelaide, SS&C maintains alternate data centers in both the US and Canada, commonly referred to as the Recovery Centers. The Recovery Center in the US is the Bridgeton data center (BRC), near St. Louis, Missouri. The Recovery Center in Canada is Markham.

The Recovery Centers are equipped with the hardware and software designed to achieve certain Recovery Time Objectives (RTO) and Recovery Point Objectives (RPO) if a disaster disables the Primary Data Centers. Recovery Time Objectives begin after SS&C declares a disaster at the Primary Data Center. The specific RTO and RPO depend on the application being recovered.

Initial Response to Emergency Situations

SS&C Data Center personnel take action designed to protect employees, organizational assets, and client data. They evaluate the emergency and make a preliminary estimate of damages and downtime. The Recovery Center is placed on alert and the following information is then provided to the Incident Response Team (IRT):

•	Time disaster occurred.

•	Location of disaster

•	Type of disaster

•	Injuries

•	Estimate of damage

•	Estimate of downtime

•	Recommendation to declare a disaster or repair

Declaration of Disaster

If a situation warrants a disaster declaration, the IRT will recommend data center failover to the Managing Director of Risk and IT Solutions, who in consultation with SS&C’s Chief Technology Officer, will make a recommendation to SS&C’s President. SS&C’s President will make the ultimate decision for disaster declaration, its timing, and failover to the recovery center. Upon declaration, Global Crisis Management (GCM) will coordinate and synchronize the execution of the following actions and maintain reporting through SS&C’s Crisis

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Communication Protocols:

•	Notify SS&C’s BRC to begin recovery operations

•	Execute employee notification procedures (execute client notification include timeframe or max timeframe)

•	Convene a bridge call to communicate with client relationship managers

•	Provide status reports as defined at declaration

Client Connectivity

SS&C recovers client connectivity at the Recovery Center according to the following processes:

SS&C Supported Connectivity - SS&C has designed its Wide Area Network (WAN) to allow the redirection of client connections from Winchester to the Recovery Center. SS&C accomplishes this through established commands.

Client Provided - SS&C has implemented a secured network infrastructure at the Recovery Center, which allows client-provided connectivity. Customers who provide their own network connectivity to Winchester are responsible for providing connectivity into the Recovery Center.

Recovery Information

SS&C uses various forms of data back-up and recovery designed to meet product RTO and RPO, SS&C backs up and recovers data and systems according to contracted product availability. Due to a wide range of client and application specific requirements, this document does not contain the list of SS&C recovered products. Client service representatives can provide specific product recovery.

The following section covers the types of data processing used to back up and recover each of the platforms supported at the Primary Data Center(s).

Change Control

Where required, SS&C or SS&C associates and vendors install upgrades, patches, and any adjustments on Recovery Center devices in accordance with production change control processes.

Recovery Exercises

SS&C’s Data Center Disaster Recovery plan exercises the recovery of products according to RTO and RPO, SS&C has created the following exercise duration periods to accommodate product recovery, pre-nightly testing, nightly processing, and post-nightly testing:

•	4 Hour RTO exercises = 24 hour testing window

System support, product support, and applicable business units participate during scheduled exercises. SS&C exercises components associated with product recovery during a 4-hour or 24-hour RTO exercise, including but not limited to the following:

•	Operating systems

•	Databases

•	Applications

•	Networks

•	Hardware

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All 4 RTO recovery programs consist of the following types of exercises:

Internal Exercises - These exercises provide SS&C additional opportunities to validate recovery objectives.

External Exercises - These exercises provide clients an opportunity to view, manipulate, and use recovered products according to their pre-defined recovery objectives, including network.

Each 4-Hour RTO recovery exercise is scheduled at least annually. SS&C schedules these exercises for the upcoming year, approximately three months before year-end.

Dates and times of testing between both Client and SS&C need to be approved by both parties well in advance of any tests. SS&C will be available to discuss with Client the results of the testing. A copy of the results validating the Disaster Recovery Plan testing is required by Client from SS&C, with SS&C management’s attestation to those results. Contents of that report will be:

•	Overview of failover process

•	High level plan of process

•	Recovery time objective (RTO) used for the exercise

•	Actual RTO achieved

•	Recovery point objective (RPO) used for the exercise

•	Actual RPO achieved

•	SS&C’s conclusion related to the success of the exercise

•	Gaps identified, resulting from exercise

•	Expected remediation plans and date for these gaps, if any

2.	SS&C Business Continuity

The SS&C GCM Program Overview is provided to clients requiring background on business continuity and crisis management programs at SS&C. It includes details on exercises used to test business continuity preparedness.

Business Continuity testing includes:

Table-top Exercises - These exercises vary from year to year. They are conducted annually and usually several plans are exercised simultaneously. For example, a facility may have one table-top exercise for all the facility occupants which may include multiple plans. GCM administers the exercise and there is a scenario established and challenges presented to participants during the exercise. Action items are identified and documented and are tracked through completion.

Relocation Exercises - SS&C uses recovery strategies available to us, such as reciprocal sites, split operations, and remote access from home. Business units are required to exercise their recovery strategies annually.

Emergency Notification Exercises - Quarterly notification exercises are performed as part of SS&C’s business continuity preparedness. The goal of each exercise is to achieve at least a 75% response rate within three hours. Business Units that do not reach the goal in three hours will need to repeat the exercise until the acceptable response is achieved.

Disaster Recovery/Business Continuity Plan –

Business continuity plans (BCP) and Disaster recovery plans (DRP) are defined, documented, reviewed, and tested annually to continue critical activities in the event of an incident and enable resumption of business processes and services after a disruption. All BCP/DR Exercise Summary and BCP/DR Plan Summaries will be provided at least annually to Client or an attestation stating the exercises were conducted successfully and effectively.

Tabletop Exercise –

SS&C will collaborate with Client in conducting a collaborative business resumption planning and recovery annual exercises, at a minimum a table-top exercise or Client participates in the annual SS&C DR exercise (tabletop).

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